Exhibit 99.1

CONTACT: Bluegreen Corporation Tony Puleo Chief Financial Officer (561) 912-8270 tony.puleo@bluegreencorp.com	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION SIGNS DEFINITIVE MERGER AGREEMENT

WITH BFC FINANCIAL CORPORATION

Boca Raton, Fla. – November 14, 2011 – Bluegreen Corporation (NYSE: BXG) (“Bluegreen” or “the Company”) today announced that it has entered into a definitive merger agreement with BFC Financial Corporation (“BFC”) (Pink Sheets: BFCF.PK) which provides for a merger that will, subject to the terms and conditions of the agreement, result in Bluegreen becoming a wholly-owned subsidiary of BFC.

Under the terms of the agreement, which has been approved by a special committee comprised of Bluegreen’s independent directors as well as the boards of directors of both companies, holders of Bluegreen’s Common Stock (other than BFC) will be entitled to receive eight shares of BFC’s Class A Common Stock for each share of Bluegreen’s Common Stock they hold at the effective time of the merger. BFC currently owns approximately 52% of Bluegreen’s Common Stock.

The consummation of the merger is subject to a number of closing conditions, including the approval of both Bluegreen’s and BFC’s shareholders and the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger. The merger agreement provides for all six of the directors of Bluegreen who are not also directors of BFC to be appointed to BFC’s board of directors at the effective time of the merger. The merger agreement also contains other representations, warranties and covenants on the part of BFC and Bluegreen which are believed to be customary for transactions of this type. The companies currently expect to consummate the merger in the first half of 2012.

BFC is a diversified holding company whose principal holdings include a controlling interest in BankAtlantic Bancorp, Inc. (NYSE: BBX), a controlling interest in Bluegreen, and a non-controlling interest in Benihana, Inc. (NASDAQ: BNHN). BFC and their affiliates have been Bluegreen shareholders since 2002 and Alan B. Levan and John E. Abdo, who have held the positions of Chairman and Vice Chairman of BFC, have held the positions of Chairman and Vice Chairman of Bluegreen since 2002.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We have had a close and beneficial relationship with BFC since April 2002, and the merger will not have any material impact on Bluegreen’s day-to-day operations. Bluegreen will continue to provide the same high levels of service, attention, and quality that have helped drive our growth and evolution to date. Above all else, we are dedicated to providing vacation experiences, marketing and resort management services that rank among the best in our industry.”

Cassel Salpeter & Co., LLC acted as financial advisor to the special committee of Bluegreen’s board of directors.

Additional Information and Where to Find it:

BFC will file with the SEC a registration statement on Form S-4, in which a joint proxy statement/prospectus concerning the merger will be included. The joint proxy statement/prospectus will be sent to the shareholders of BFC and Bluegreen, who are advised to read the joint proxy statement/prospectus when it is finalized and distributed because it will contain important information. Shareholders of BFC and Bluegreen will be able to obtain a copy of the joint proxy statement/prospectus and other relevant documents filed with the SEC free-of-charge from the SEC’s web site at www.sec.gov or by directing a request by mail to BFC Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by calling 954-940-4900.

BFC, Bluegreen and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning BFC’s and Bluegreen’s directors and executive officers will be set forth in the joint proxy statement/prospectus relating to the merger. Information concerning BFC’s and Bluegreen’s directors and executive officers is also set forth in their respective filings with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 57 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to the merger, the potential benefits of the merger and the risk that the merger may not be consummated in accordance with the contemplated terms, including in the contemplated timeframe, or at all. These risks and uncertainties are not exclusive, and shareholders are referred to the other risks and uncertainties detailed in reports filed by Bluegreen with the SEC.